FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is made and entered into as of the 30th day of September, 2008, by and between ALLIED HEALTHCARE PRODUCTS, INC., a Delaware corporation with its chief executive office and principal place of business located at 1720 Sublette Avenue, St. Louis, Missouri 63110 (the “Borrower”), and LASALLE BANK NATIONAL ASSOCIATION, with an office at 135 South LaSalle, Suite 1140, Chicago, Illinois 60603 (“Lender”).

WITNESSETH:

WHEREAS, Lender and Borrower are parties to a certain Loan and Security Agreement dated as of April 24, 2002, as amended by that certain First Amendment Letter Agreement dated as of September 26, 2002, that certain Second Amendment Letter Agreement dated as of September 26, 2003, that Third Amendment Letter Agreement dated as of August 27, 2004, and by that certain Fourth Amendment to Loan and Security Agreement dated as of September 1, 2005 (as amended, the “Agreement”); and

WHEREAS, Lender and Borrower desire to amend the Agreement upon and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, the covenants, promises and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties hereto agree as follows:

1.  Amendments to the Agreement.

(a) Section 4(c)(i) of the Agreement (Unused Line Fee) is hereby deleted in its entirety and replaced with the following:

(i) Borrower shall pay to Lender an unused line fee (as calculated in accordance with the grid set forth below) based on the difference between the Maximum Revolving Loan Limit and the average daily balance of the Revolving Loans plus the Letter of Credit Obligations for each quarter, which fee shall be fully earned by Lender on the first day of each quarter and payable quarterly. Said fee shall be calculated on the basis of a 360 day year. As of September 1, 2008, the unused line fee shall be as reflected in Level V of the matrix and shall remain at such level until the date Borrower submits its September 30, 2008 financial statements, at which time the rate of interest shall be reset (if necessary) within five (5) Business Days of Lender’s receipt of same, and shall be tested quarterly (on a rolling four quarter basis) by Lender thereafter and, if applicable, reset by Lender within (5) Business Days of Lender’s receipt of Borrower’s quarterly financial statements.

Level	Ratio of Funded Debt to EBITDA	Unused Line Fee
I	> 2.50	25 bps
II	> 2.00 and < 2.50	25 bps
III	> 1.50 and < 2.00	25 bps
IV	> 1.00 and < 1.50	20 bps
V	< 1.00	15 bps

(b) Section 9(c) of the Agreement (Financial Statements) is hereby deleted in its entirety and replaced with the following:

(c) Financial Statements.

Borrower shall deliver to Lender the following financial information, all of which shall be prepared in accordance with generally accepted accounting principles (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end adjustments) consistently applied, and shall be accompanied by a compliance certificate in the form of Exhibit B hereto, which compliance certificate shall include a calculation of all financial covenants contained in this Agreement: (i) no later than forty-five (45) days after the end of each of fiscal quarter of Borrower’s Fiscal Year, copies of unaudited consolidated and consolidating internally prepared financial statements including, without limitation, balance sheets, statements of income, retained earnings, cash flows and reconciliation of surplus of Borrower for such calendar quarter, certified by the Chief Financial Officer of Borrower, and (ii) no later than one hundred twenty (120) days after the end of each of Borrower’s Fiscal Years, audited annual consolidated and consolidating financial statements for such Fiscal Year with an unqualified opinion by independent certified public accountants selected by Borrower and reasonably satisfactory to Lender, which financial statements shall be accompanied by (A) a letter from such accountants acknowledging that they are aware that Lender is relying upon such financial statements in connection with the exercise of its rights hereunder, provided, that Borrower shall only be required to use its reasonable efforts exercised in good faith to obtain such letter; and (B) copies of any management letters sent to the Borrower by such accountants.

(c) Section 10 of the Agreement (Termination; Automatic Renewal) is hereby deleted in its entirety and replaced with the following:

10. TERMINATION; AUTOMATIC RENEWAL.

THIS AGREEMENT SHALL BE IN EFFECT FROM THE DATE HEREOF UNTIL SEPTEMBER 1, 2010 (THE "ORIGINAL TERM") AND SHALL AUTOMATICALLY RENEW ITSELF FROM YEAR TO YEAR THEREAFTER (EACH SUCH ONE-YEAR RENEWAL BEING REFERRED TO HEREIN AS A "RENEWAL TERM") UNLESS (A) THE DUE DATE OF THE LIABILITIES IS ACCELERATED PURSUANT TO SECTION 16 HEREOF; OR (B) BORROWER OR LENDER ELECTS TO TERMINATE THIS AGREEMENT AT THE END OF THE ORIGINAL TERM OR AT THE END OF ANY RENEWAL TERM BY GIVING THE OTHER PARTY WRITTEN NOTICE OF SUCH ELECTION AT LEAST NINETY (90) DAYS PRIOR TO THE END OF THE ORIGINAL TERM OR THE THEN CURRENT RENEWAL TERM IN WHICH CASE BORROWER SHALL PAY ALL OF THE LIABILITIES IN FULL ON THE LAST DAY OF SUCH TERM. If one or more of the events specified in clauses (A) and (B) occurs, then (i) Lender shall not make any additional Loans on or after the date identified as the date on which the Liabilities are to be repaid; and (ii) this Agreement shall terminate on the date thereafter that the Liabilities are paid in full. At such time as Borrower has repaid all of the Liabilities and this Agreement has terminated, (x) Borrower shall deliver to Lender a release in the form attached as Schedule 10 hereto and made a part hereof, of all obligations and liabilities of Lender and its officers, directors, employees, agents, parents, subsidiaries and affiliates to Borrower, and if Borrower is obtaining new financing from another lender, Borrower shall deliver such lender's indemnification of Lender, in form and substance satisfactory to Lender, for checks which Lender has credited to Borrower's account, but which subsequently are dishonored for any reason or for automatic clearinghouse or wire transfers not yet posted to Borrower’s account; and (y) Lender shall execute and deliver to Borrower releases and terminations of all liens and security interests granted hereunder. If, during the term of this Agreement, Borrower prepays all of the Liabilities and this Agreement is terminated, Borrower shall not be required to pay to Lender a prepayment fee.

(d) Section 14(b) of the Agreement (Fixed Charge Coverage Ratio) is hereby deleted in its entirety and replaced with the following:

(b) Fixed Charge Coverage.

As of the last day of each fiscal quarter of Borrower, for the four-quarter period ending on such date, Borrower shall not permit the ratio of its EBITDA to Fixed Charges to be less than 1.10 to 1.0. With respect to the calculation of the foregoing, the Capital Expenditures component utilized in the calculation of Fixed Charges shall be reduced by the following amount for the fiscal quarters indicated below:

Fiscal Quarter End	CapEx Reduction

September 30, 2008	$1,000,000.00
December 31, 2008	$1,772,000.00
March 31, 2009	$2,394,000.00
June 30, 2009	$1,944,000.00
(e) Section 14(d) of the Agreement (Capital Expenditures Limitations) is hereby deleted in its entirety and replaced with the following:

(d) Capital Expenditure Limitations.

Borrower shall not make any Capital Expenditures if, after giving effect to such Capital Expenditure, the aggregate cost of all such fixed assets purchased or otherwise acquired would exceed (i) $4,000,000.00 for the Fiscal Year ending June 30, 2009, and (ii) $2,500,000.00 during any Fiscal Year thereafter.

2.  Conditions To Execution Of This Amendment. Any provision contained herein or in the Agreement to the contrary notwithstanding, Lender shall have no obligation to execute this Amendment until the following conditions are met:

(a)
Lender shall have first received a copy of the resolutions of Borrower, duly adopted at a meeting duly held authorizing the execution, delivery and performance of this Amendment in accordance with its terms, as certified by the Secretary of Borrower;

(b)
All representations and warranties made in the Agreement and herein shall be true and correct in all material respects as of the date hereof, and Borrower shall have certified the same to Lender by a duly authorized officer;

(c)	Borrower shall not have defaulted, or taken or failed to take any action which, unless corrected, would give rise to a default on any of Borrower’s obligations to Lender;

(d)
No action or omission exists as of the date hereof which constitutes, or which, with the passage of time, would constitute a Default or Event of Default, and Borrower shall have certified the same to Lender by a duly authorized officer;

(e)	Borrower shall be in compliance with all covenants of the Agreement, as amended;

(f)
All documents and filings necessary to maintain and perfect Lender’s security interest in the collateral provided for in the Loan Documents shall be in full force and effect, and all actions necessary to maintain and perfect the same shall have been taken;

(g)	No material adverse change in the financial condition of Borrower shall have occurred since the Closing Date;

(h)	Lender shall have received fully executed originals of the following:

(i)	$10,000,000.00 Amended and Restated Revolving Credit Note substantially in the form of Exhibit A attached hereto;

(ii)	A Good Standing Certificate with respect to Borrower issued by the Delaware Secretary of State within thirty (30) days of the date hereof; and

(iii)	A Secretary’s Certificate executed by the Secretary of Borrower, substantially in the form of Exhibit B attached hereto.

(i)
No pending or threatened litigation or other proceeding or investigation shall exist which might adversely affect, in any material fashion, the prospects, operation or financial condition of Borrower; and

(j)
Borrower shall pay the costs and expenses of Lender (including attorneys’ fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Amendment and all other matters herein provided for or required in connection with this Amendment.

3.  Representations and Warranties. Borrower hereby represents and warrants to Lender that:

(a)	All representations and warranties made by the Borrower in the Agreement are true and correct in all material respects as if they had been made on the date hereof;

(b)	No Default or Event of Default exists within the meaning of the Agreement;

(c)
The officer of Borrower executing this Amendment shall be fully authorized to do so, and all corporate actions necessary or proper to authorize the execution of this Amendment have been duly done, taken and performed. No consent, authorization or approval of any other Person is necessary for the due execution and delivery by Borrower of this Amendment and the performance by Borrower of the terms hereof and thereof. This Amendment is executed and delivered in accordance with any laws and regulations applicable hereto and thereto, and is the legal, valid and binding obligation of Borrower, enforceable in accordance with its terms; and

(d)
The execution, delivery, and performance, in accordance with its terms, of this Amendment will not violate any provision of Borrower’s organizational documents, any law, or any applicable judgment or regulation of any court or of any public or governmental agency, officer, or authority, and will not conflict with, result in a breach of or default under, or result in the creation of any lien, charge or encumbrance upon any of the property or assets of Borrower (except for the security interest created by the Agreement and related loan documents) under any indenture, mortgage, contract, deed of trust, or other agreement to which Borrower is a party or by which Borrower or any of its properties or assets is or may be bound.

4.  Entire Agreement. This Amendment and the Agreement embody the entire agreement between the parties respecting the subject matter hereof and supersede all prior agreements, proposals, communications and understandings relating to such subject matter. The terms of the Amendment shall be considered a part of the Agreement as if fully set forth therein.

5.  Miscellaneous. This Amendment shall be binding upon the Borrower and its successors and assigns and the Lender and its successors and assigns. The section headings herein are furnished for the convenience of the parties and are not to be considered in the construction or interpretation of this Amendment or the Agreement. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. Capitalized terms not defined herein shall have the meanings set forth in the Agreement. This Agreement shall be a contract made under and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.

6.  No Other Amendments. In case of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment control. Except as expressly set forth in this Amendment, the terms of the Agreement remain unchanged and in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

ALLIED HEALTHCARE PRODUCTS, INC.

By: /s/ Daniel C. Dunn
Name: Daniel C. Dunn
Title: Vice President of Finance

LASALLE BANK NATIONAL ASSOCIATION

By: /s/ Brady D. Portaro
Name: Brady D. Portaro
Title: Vice President